EXECUTION COPY

SCHEDULE
to the
ISDA MASTER AGREEMENT
(Group I Commercial Paper Rate/LIBOR Basis Spread)
dated as of
August 14, 2003

between

KEY BANK USA, NATIONAL ASSOCIATION,
a national banking association organized under the laws of the United States
(“Party A”),

and

KEYCORP STUDENT LOAN TRUST 2003-A,
a trust organized under the laws of the State of Delaware
(“Party B”).

Part 1.  Termination Provisions

In this Agreement:

(a)

“Specified Entity” means in relation to Party A for the purpose of:-

Section 5(a)(v)

Not Applicable.

Section 5(a)(vi)

Not Applicable.

Section 5(a)(vii)

Not Applicable.

Section 5(b)(iv)

Not Applicable.

and in relation to Party B for the purpose of:-

Section 5(a)(v)

Not Applicable.

Section 5(a)(vi)

Not Applicable.

Section 5(a)(vii)

Not Applicable.

Section 5(b)(iv)

Not Applicable.

(b)

“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)

“Additional Termination Event” will not apply to Party A and will apply, with respect to Redemption Event only, to Party B. The occurrence of a Redemption Event will constitute an Additional Termination Event in respect of which Party B will be the sole Affected Party.

(d)

The provisions of Section 5(a) and Section 5(b) will apply to Party A and to Party B as follows:

The designation below of an Event of Default as being “Applicable” to a specific party means that upon the occurrence and continuation of such an Event of Default with respect to such party, the other party shall have the right of a Non-defaulting Party to designate an Early Termination Date for the Sole Transaction (as defined below) under Section 6 of this Agreement, and conversely, the designation of an Event of Default as being “Not Applicable” to a party means that upon the occurrence and continuation of such an Event of Default with respect to such party, the other party shall not have the right to designate an Early Termination Date for the Sole Transaction with respect to such event under Section 6 of this Agreement.

Section 5(a)

Party A

Party B

(i)

“Failure to Pay or Deliver”

Applicable.

Applicable.

“Failure to Pay or Deliver” is Applicable to Party B; provided that Party B has funds available to make payments in accordance with the terms of the Indenture and the Trustee has failed to make any such payments in violation of the terms of the Indenture.

(ii)

“Breach of Agreement”

Applicable.

Not Applicable.

(iii)

“Credit Support Default”

Applicable.

Not Applicable.

(iv)

“Misrepresentation”

Applicable.

Not Applicable.

(v)

“Default under Specified Transaction”

Not Applicable.

Not Applicable.

(vi)

“Cross Default”

Not Applicable.

Not Applicable.

(vii)

“Bankruptcy”

Applicable.

Applicable.**

(viii)

“Merger Without Assumption”

Applicable.

Not Applicable.

(ix)

“Additional Event of Default”

Not Applicable.

Applicable

specified in Part 1(h) (Acceleration
of Group I Notes)

**

Sub-section (vii) shall be Applicable except for sub-clause (2) thereof (regarding insolvency and failure to pay debts), which shall not be Applicable to Party B.

Section 5(b)

Neither party shall be entitled to designate an Early Termination Date as a result of the occurrence and continuation of an event described in Section 5(b)(iii) (Tax Event Upon Merger).

(e)

Payments on Early Termination. For the purpose of Section 6(e):

(i)

Except as provided in Appendix I (Redemption of Group I Notes),

a.

Market Quotation will apply.

b.

The Second Method will apply.

(f)

“Termination Currency” means United States Dollars (“USD”).

(g)

The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A or Party B.

(h)

Additional Event of Default. Section 5(a) of this Agreement is hereby amended by: (i) deleting the word “or” at the end of Section 5(a)(vii), (ii) deleting the period at the end of Section 5(a)(viii) and adding “; or” at the end thereof and (iii) adding the following language at the end of Section 5(a):

“(ix) Additional Event of Default. The principal of any class of Group I Notes shall have been declared or become immediately due and payable in accordance with the terms of the Indenture (an “Acceleration of Group I Notes”) following an “event of default” thereunder (it being understood that such event will constitute an Event of Default solely with respect to Party B).”

Part 2.  Tax Representations.

(a)

Payer Tax Representations.  For the purposes of Section 3(e), neither Party A, nor Party B makes any representations.

(b)

Payee Tax Representations.

(i)  For the purposes of Section 3(f), Party A makes the following representations:

It is a national banking association duly organized and existing under the laws of the United States.

(ii)  For the purposes of Section 3(f), Party B makes the following representations:

It is a business trust duly organized and existing under the laws of the State of Delaware.

Part 3.  Agreement to Deliver Documents

(a)

For the purpose of Section 4(a):

Tax forms, documents, or certificates to be delivered are:

Party B agrees to complete (accurately and in a manner reasonably satisfactory to Party A), execute, and deliver to Party A a United States Internal Revenue Service Form W-9, or any successor form, which will certify that Party B is not subject to backup withholding (i) on a date which is before the first Scheduled Payment Date under this Agreement (the “Form W-9 Submission Date”), and thereafter prior to the end of the calendar year in which the second anniversary of the Form W-9 Submission Date occurs, and thereafter prior to the end of each successive three calendar year period, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

(b)

Other documents to be delivered are:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B

Evidence of authority of the party to enter into this Agreement and the Sole Transaction (as defined in Part 5(a)) contemplated hereby and of the signatory for such party to this Agreement and the Confirmation of such Sole Transaction

		Upon execution of this Agreement	Yes
Party A	Copy of the most recent Call Report filed by Party A with the Office of the Comptroller of the Currency.	Promptly following reasonable demand by Party B	Yes

Part 4.  Miscellaneous

(a)

Addresses for Notices. For the purpose of Section 12(a):

Address for notices or communications to Party A:

Address:

Key Bank USA, National Association

M.C. OH-01-27-0405

127 Public Square - 4th Floor

Cleveland, Ohio 44144

Attention:

Trading Desk - Manager, Interest Rate Derivatives

Telephone:

(216) 689-3832

Facsimile:

(216) 689-5859

Address for notices or communications to Party B:

Address:

KeyCorp Student Loan Trust 2003-A

c/o Bank One National Association

1 Bank One Plaza

Suite IL1-0480

Chicago, Illinois 60670

Attention:

Corporate Trust Services

Telephone:

(312) 407-0192

Facsimile:

(312) 407-1708

with a copy to the Administrator (as such term is defined in Appendix A to the Sale and Servicing Agreement dated as of August 1, 2003, among Key Consumer Receivables LLC, as depositor, Key Bank USA, National Association, as administrator and master servicer, KeyCorp Student Loan Trust 2003-A, as issuer, and Bank One, National Association, as eligible lender trustee (the “Sale and Servicing Agreement”)) in the event that Key Bank USA, National Association ceases to be the Administrator.

Address for notices or communications to the Securities Insurer:

Address:

MBIA Insurance Corporation

113 King Street

Armonk, New York 10504

Attention:

Insured Portfolio Management - SF

Telephone:

(914) 273-4545

Facsimile:

(914) 765-3810

(b)

Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)

Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)

Multibranch Party.  For the purpose of Section 10(c):

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)

Calculation Agent.  The Calculation Agent is the Administrator.

(f)

Credit Support Document.  Details of any Credit Support Document, each of which are incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:  Not applicable.

(g)

Credit Support Provider.  Credit Support Provider means, in relation to Party A, not applicable.  Credit Support Provider means in relation to Party B, not applicable.

(h)

Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York (without reference to its choice of law doctrine).

(i)

Netting of Payments.  Section(2)(c) will apply, except with respect to Termination Payments due to Party A from Party B.

Part 5.  Other Provisions.

(a)

Sole Transaction.  Notwithstanding any other provision of this Agreement, this Agreement shall govern only one Transaction (the “Sole Transaction”).  A copy of the form of Confirmation for the Sole Transaction is attached hereto as Exhibit A.

(b)

Isolation of Sole Transaction.  Notwithstanding Section 6, any designation of an Early Termination Date in respect of the Sole Transaction shall apply only to the Sole Transaction.

(c)

Accuracy of Specified Information.  Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person.”

(d)

Additional Representations.  The parties agree to amend Section 3 by adding new Sections 3(g), (h), (i) and (j) as follows:

(g)

Eligible Contract Participant.  It is an “eligible contract participant” as defined in Section 1a(12) of the Commodities Exchange Act, as amended.

(h)

Line of Business.  It has entered into this Agreement and the Sole Transaction in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(i)

Non-Reliance.  In connection with the negotiation of, the entering into, and the confirming of the execution of, this Agreement and the Sole Transaction: (i) the other party is not acting as a fiduciary or financial or investment advisor for it; (ii) it is acting as a principal and not as an agent or in any other capacity, fiduciary or otherwise; (iii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based on its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(j)

Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and the Sole Transaction.  It is also capable of assuming, and assumes, the risks of the Sole Transaction.

(e)

FDI Act Representation.  Party A represents to Party B as follows:

(i)

The necessary action to authorize referred to in the representation in Section 3(a)(ii) includes all authorizations required under the U. S. Federal Deposit Insurance Act, as amended and under any agreement, writ, decree, or order entered into with its supervisory authorities.

(ii)

At all times during the term of this Agreement, it will continuously include and maintain as part of its official written books and records this Agreement, this Schedule and all other exhibits, supplements, and attachments hereto and documents incorporated by reference herein, all Confirmations, and evidence of all necessary authorizations.

(iii)

This Agreement, the Confirmation of the Sole Transaction, and any other documentation relating to this Agreement to which it is a party or that it is required to deliver will be executed and delivered by a duly appointed or elected and authorized officer of it of the level of vice president or higher.

(f)

No Bankruptcy Petition.  Prior to the date that is one year and one day after the date upon which Party B is terminated in accordance with the terms of the Amended and Restated Trust Agreement dated as of August 1, 2003, between Key Consumer Receivables LLC, as depositor, and Bank One, National Association, as eligible lender trustee (the “Eligible Lender Trustee”), Party A shall not institute against, or join any other person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any federal or state bankruptcy or similar law.

(g)

Obligations of Party B.  Party A agrees that all obligations, liabilities and expenses of Party B, including, without limitation, any arising out of representations or agreements contained herein, shall be paid from, and limited to, the assets of Party B and that the Eligible Lender Trustee shall not be required to spend or risk its own funds hereunder, nor shall the Trustee incur any liability in its individual capacity.

(h)

No Setoff.  Notwithstanding any other provision of this Agreement, in no event shall either Party A or Party B have the right to setoff or net an amount due from it under the Sole Transaction against an amount due from the other party under any other Transaction, nor shall either Party A or Party B have the right to setoff or net an amount due from it under any Transaction that is not the Sole Transaction against an amount due from the other party under the Sole Transaction.  Notwithstanding any other provision of this Agreement, the amount payable under Section 6(e) upon termination of the Sole Transaction shall be determined without regard to any Transaction other than the Sole Transaction.

(i)

Early Termination.

(1)

Section 6(b)(ii) is hereby amended by adding at the end of the first paragraph the following:

“, provided that the party seeking to make the transfer to avoid a Termination Event shall deliver to Party B (in the case of transfers by Party A) or to Party A (in the case of transfers by Party B) written confirmation from each Rating Agency then rating any class of Group I Notes that such transfer will not result in its then-current rating of each class of Group I Notes being withdrawn, suspended or lowered.”

(2)

Notwithstanding anything to the contrary in this Agreement, if the Early Termination Date of the Sole Transaction occurs or is effectively designated, Party A and Party B agree as follows:

(i)

The Calculation Agent shall calculate an amount that would be payable to or by Party B under this Agreement in respect of such Early Termination Date (such amount, including any Net Payment or Net Receipt constituting any portion thereof, the “Termination Payment”).

(ii)

To the extent that Party A is required to pay the Termination Payment to Party B, Party A shall pay such amount in accordance with the terms of this Agreement.

(iii)

To the extent that Party B is required to pay the Termination Payment to Party A where:

(A)

Party B is the Defaulting Party (provided, however, that to the extent that Party B is the Defaulting Party with respect to an Event of Default specified in Section 5(a)(i) of this Agreement (Failure to Pay or Deliver) this clause (A) shall apply only with respect to the Net Payment (and not the remainder of the Termination Payment)), Party B shall pay such amount in accordance with Section 5.04(b)(X) or 5.04(c)(X), as applicable, of the Indenture (as defined in Appendix A of the Sale and Servicing Agreement), and Section 5.05(c)(X) of the Sale and Servicing Agreement, as applicable.

(B)

Party A is the Defaulting Party, the Early Termination Date arises from a Termination Event (other than an Additional Termination Event) or a Redemption Event, or Party B is the Defaulting Party with respect to an Event of Default specified in Section 5(a)(i) (exclusive of any Net Payment paid pursuant to Clause (A)), Party B shall pay such Termination Payment in accordance with this Agreement.

(C)

Party B replaces Party A with a successor to Party A, Party B and Party A agree to cause the successor to Party A to pay the Termination Payment (or such lesser amount actually paid by such successor) to Party A. Any amounts actually received by Party A under this clause (C) shall reduce the amounts payable pursuant to clauses (A) and (B); Party A shall pay to Party B any excess of amounts actually received by Party A under this clause (C) over the Termination Payment.

(j)

Transfer. Section 7 is hereby amended by:

(1)

(i) adding the words “(and notice of the transferee to)” after the word “of” on the third line thereof, and (ii) adding the words “(subject to providing three Business Days prior written notice of the transferee to the other party, to the Securities Insurer and to each Rating Agency)” after the word “transfer” on the fourth and seventh line thereof.

(2)

adding at the end thereof:

“Any party making any such transfer shall deliver to the other party and the Securities Insurer written confirmation from each Rating Agency then rating any class of Group I Notes that such transfer will not result in its then-current rating of each class of Group I Notes being withdrawn, suspended or lowered.”

(k)

Swap Exemption.

(1)

The parties agree that this Agreement and the Sole Transaction are intended to constitute an “excluded swap transaction” described in Section 2(g) of the Commodities Exchange Act; and

(2)

Each party represents to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the Commodities Exchange Act, as amended;

(l)

WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

(m)

Amendments.  Section 9(b) of this Agreement is hereby amended by adding the following after the word “system” in the last line thereof:

“, provided however, that all such amendments, modifications or waivers shall require the written affirmation of each Rating Agency then rating any class of Group I Notes that such amendment, modification or waiver shall not adversely affect its then-current rating of each class of Group I Notes.”

(n)

Limited Recourse to Party B. Notwithstanding anything to the contrary contained herein, all obligations of Party B shall be payable by Party B only on each Distribution Date to the extent that funds are available under the Sale and Servicing Agreement and, to the extent such funds are not available or are insufficient for the payment thereof, shall not constitute a claim against the Trust to the extent of such unavailability or insufficiency until such time as the Trust has assets sufficient to pay such prior deficiency. This paragraph shall survive the termination of this Agreement but in all cases shall expire concurrently with the restriction specified in Part 5(f).

(o)

No Suspension of Payments. Notwithstanding Section 2(a)(iii) of this Agreement, Party A shall not suspend any payments due under Section 2(a)(iii) unless:

(1)

the principal of any class of Group I Notes shall have been accelerated in accordance with the terms of the Indenture following an Event of Default thereunder;

(2)

an Early Termination Date for the Sole Transaction has occurred or effectively been designated pursuant to the terms hereof.

(p)

Redemption Event.

(i)

A “Redemption Event” will occur upon the delivery by Party B (or its designee) to Party A of a “Party B Response” (as defined in Appendix I) accepting, in its sole discretion, Party A’s offer to terminate the Sole Transaction as provided in Appendix I hereto.  Such Party B Response shall be delivered on or before the related Redemption Date (as defined in the Indenture) and shall certify that the related Put Option Exercise Price or Minimum Purchase Price (as either is defined in the Sale and Servicing Agreement), as the case may be, has been deposited into the appropriate Trust Account (as defined in the Indenture). The parties hereto acknowledge and agree that the Indenture Trustee (as defined in the Indenture) may deliver such Party B Response on behalf of Party B. Party A hereby agrees that upon receipt of such Party B Response from the Indenture Trustee certifying that the related Put Option Exercise Price or Minimum Purchase Price, as the case may be, has been deposited in the Collection Account, Party A shall immediately designate the Redemption Date as an Early Termination Date. Notwithstanding Section 6(d)(ii), the Payment Date in respect of a Redemption Event shall be the Early Termination Date so designated. For avoidance of doubt, no Redemption Event shall occur and no Early Termination Date shall be effectively designated in respect thereof unless the related Put Option Exercise Price or Minimum Purchase Price, as the case may be, shall have been deposited into the applicable Trust Account(s) pursuant to the Indenture.

(ii)

The parties hereto acknowledge and agree that Key Bank USA, National Association, as Administrator under the Administration Agreement, may deliver on behalf of Party B any “Party B Notices” required or permitted by Appendix I hereto; provided, that in no event shall a Redemption Event occur upon delivery of any such Party B Notice from the Administrator.

(q)

Additional Definitions.  Capitalized terms used in this Schedule shall have the meaning set forth in the Confirmation, the Indenture or, if not therein, the Sale and Servicing Agreement.

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

KEY BANK USA, NATIONAL ASSOCIATION	KEYCORP STUDENT LOAN TRUST 2003-A By Bank One, National Association, not in its individual capacity, but solely as Eligible Lender Trustee

By: /s/Craig T. Platt Name: Craig T. Platt Title Senior Vice President Date: August 14, 2003	By: /s/Eva Aryeetey Name: Eva Aryeetey Title Authorized Officer Date: August 14, 2003

Appendix I

Redemption of Group I Notes.

1.

As promptly as practicable, but in any event not later than two Business Days after delivery by Party B (or Party B’s designee) to Party A of a notice of proposed redemption (the “Redemption”) and request for a quotation of Termination Payment (the “Party B Notice”), Party A will give notice by telephone to Party B (which notice will be promptly confirmed in writing to Party B)(the “Party A Response”):--

(i)

offering to terminate the Sole Transaction upon such Redemption; and

(ii)

stating in good faith and in reasonable detail the Termination Payment (the “Redemption Payment”) that will be payable by Party B to Party A or by Party A to Party B on the proposed Redemption Date (as defined in the Indenture) if the offer is accepted at the time of such offer (or through such later time, if any, as may be expressed in the offer in the discretion of Party A) and the Redemption is effected on the Redemption Date; provided, however, that, if such offer is not accepted at such time, Party A will, promptly after requests therefor by Party B, make new offers to effect the termination of the Sole Transaction and will make such new offers in accordance with reasonable market practice until 11:00 a.m. New York City time on the Business Day two Business Days prior to the Redemption Date (the “Deadline”). Any such new offer will contain the statements required by the preceding clauses (i) and (ii) and will also be a Party A Response, except that:--

(x)

only the Party A Response will determine the period during which new offers are required to be accepted; and

(y)

in the case of the Final Offer (as defined below), “Market Quotation” will be substituted for “Loss” for purposes of determining the Redemption Payment.

The last such new offer is referred to herein as the “Final Offer.” The Final Offer will be identified as such in the relevant Party A Response. The Final Offer will not be delivered earlier than the Business Day on which the Deadline occurs. The Final Offer will be communicated by telephone to Party B (which Final Offer will be promptly confirmed in writing to Party B).

2.

Each Party A Response will describe the Redemption Payment, even if the Redemption Payment remains the same and, except as described above with respect to the Final Offer, each Redemption Payment will be determined using “Loss” and “Second Method” and based on Party B as the sole Affected Party.

3.

As promptly as practicable, but in any event not later than the end of the period during which an offer may be accepted pursuant to the relevant Party A Response, Party B, in its sole discretion, but acting in good faith and in accordance with reasonable derivatives market practice, may accept the offer expressed therein by notice (the “Party B Response”) to Party A. Such notice will be by telephone, will be promptly confirmed in writing and will thereupon be effective, all in accordance with usual derivatives markets transactions. If the offer is accepted as aforesaid, the Redemption will be effective on the Redemption Date on the terms expressed in the last relevant Party A Response as accepted by the Party B Response (subject to the conditions set forth in Part 5(o) of this Agreement). The Redemption Payment will be the amount described in the Party A Response accepted by Party B.

4.

Party B (or its designee) will have the right to make reasonable request of Party A for indications of Redemption Payments based on proposed Redemptions as contemplated by Paragraphs 1 through 3 above, and Party A will supply such indications promptly and in good faith following any such request. Except as provided in Paragraphs 1 through 3 above and Part 5(o) of this Agreement, neither Party B nor its designee will be obligated to effect any such Redemption.